AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 2006

File No. 811-21638

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒

AMENDMENT No. 8

JPMORGAN INSTITUTIONAL TRUST

(Exact Name of Registrant as Specified in Charter)

245 Park Avenue

New York, New York 10167

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code 866-257-2581

Scott E. Richter, Esq.

JPMorgan Chase & Co.

1111 Polaris Parkway, Mail Code OH1-0152

Columbus, Ohio 43240

(Name and Address of Agent for Service)

Copies to:

Jessica K. Ditullio, Esq. JPMorgan Chase & Co. 1111 Polaris Parkway, Mail Code OH1-0152 Columbus, Ohio 43240	Frederick Wertheim, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004

EXPLANATORY NOTE

This Amendment is filed by JPMorgan Institutional Trust (the “Registrant”). This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, shares of beneficial interest in the Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), because such shares are issued solely in private placement transactions that do not involve a “public offering” within the meaning of Section 4(2) of the Securities Act. The shares have not been registered under any state securities laws in reliance upon various exemptions provided by those laws. Investments in the shares of the Registrant may be made only by “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any shares of the Registrant.

JPMORGAN INSTITUTIONAL TRUST

Supplement dated November 7, 2006 to the

Confidential Offering Memorandum

dated June 28, 2006

The Confidential Offering Memorandum dated June 28 2006 for the JPMorgan Institutional Trust is amended as follows:

Under “Subscribing for and Purchasing and Redeeming Fund Shares”, the text in the fourth through the sixth bullets under “When can I buy shares?” is replaced in its entirety with the following:

•	The Funds do not authorize market timing and, except for the Funds identified below, use reasonable methods to seek to identify market timers and to prevent such activity. However, there can be no assurance that these methods will prevent market timing or other trading that may be deemed abusive. Market timing is an investment strategy using frequent purchases, redemptions and/or exchanges in an attempt to profit from short-term market movements. Market timing may result in dilution of the value of Fund shares held by long-term shareholders, disrupt portfolio management and increase Fund expenses for all shareholders. Although market timing may affect any Fund, these risks may be higher for Funds that invest significantly in non-U.S. securities or thinly traded securities (e.g., certain small cap securities), such as international, global or emerging market funds or small cap funds. For example, when a Fund invests in securities trading principally in non-U.S. markets that close prior to the close of the NYSE, market timers may seek to take advantage of the difference between the prices of these securities at the close of their non-U.S. markets and the value of such securities when the Fund calculates its net asset value. The Funds will prohibit any purchase order (including exchanges) with respect to one investor, a related group of investors or their agent(s), where they detect a pattern of either purchases and sales of one of the Funds, that indicates market timing or trading that they determine is abusive.

•	The Funds’ Board of Trustees has adopted policies and procedures that use a variety of methods to identify market timers, including reviewing “round trips” in and out of the Funds by investors. A “round trip” includes a purchase or exchange into a Fund followed or preceded by a redemption or exchange out of the same Fund. If the Fund detects that you have completed two round trips within 60 days in the same Fund, the Fund will reject your purchase orders and revoke your exchange privilege for a period of at least 90 days. For subsequent violations, the Fund may, in its sole discretion, reject your purchase orders and revoke your exchange privilege temporarily or permanently. In identifying market timers, the Fund may also consider activity of accounts that it believes to be under common ownership or control.

•

Market timers may disrupt portfolio management and harm Fund performance. To the extent that the Funds are unable to identify market timers effectively, long-term investors may be adversely affected. Although the Funds use a variety of methods to detect and deter market timing, there is no assurance that the Funds’ own operational systems and procedures will identify and eliminate all market timing strategies. For example, certain accounts, which are known as omnibus accounts, include multiple investors and such accounts typically provide the Funds with a net purchase or redemption order on any given day where purchasers of Fund shares and redeemers of Fund shares are netted against one another and the identity of individual purchasers and redeemers are not known by the Funds. While the Funds seek to monitor for market timing activities in omnibus accounts, the netting effect limits the Funds’ ability to locate and eliminate individual market timers. As a result, the Funds are often dependent upon financial intermediaries who utilize their own policies and procedures to identify market timers. These policies and procedures may be different than those utilized by the Funds.

The Funds have attempted to put safeguards in place to assure that financial intermediaries have implemented procedures designed to deter market timing and abusive trading. Despite these safeguards, there is no assurance that the Funds will be able to effectively identify and eliminate market timing and abusive trading in the Funds particularly with respect to omnibus accounts.

•	The Funds will seek to apply these policies and restrictions as uniformly as practicable to accounts with the Funds, except with respect to the following:

1.	Trades that occur through omnibus accounts at financial intermediaries as described above,

2.	Purchases, redemptions and exchanges made on a systematic basis,

3.	Automatic reinvestments of dividends and distributions,

4.	Purchases, redemptions or exchanges that are part of a rebalancing program, such as a wrap program, or

5.	Bona fide asset allocation program.

•	The JPMorgan Ultra Short-Term Bond Trust and the JPMorgan Short-Term Bond Trust are intended for short-term investment horizons and do not monitor for market timers or prohibit such short-term trading activity. Although these Funds will be managed in a manner that is consistent with their investment objectives, frequent trading by shareholders may disrupt their management and increase their expenses.

•	In addition to rejecting purchase orders in connection with suspected market timing activities, the Funds can reject a purchase order (including purchase orders for the Funds listed above) for any reason, including purchase orders that it does not think are in the best interests of a Fund and/or its shareholders or if it determines the trading to be abusive.

The “PORTFOLIO HOLDINGS DISCLOSURE” is replaced in its entirety with the following:

No sooner than 30 days after the end of each month, each Fund will make available upon request a complete, uncertified schedule of its portfolio holdings as of the last day of that month. Not later than 60 days after the end of each fiscal quarter, each Fund will make available a complete, certified schedule of its portfolio holdings as of the last day of that quarter.

In addition to providing hard copies upon request, the Funds will post these quarterly schedules on the SEC’s EDGAR filing system at www.sec.gov.

Shareholders may request portfolio holdings schedules at no charge by contacting their client relationship or client services manager.

A description of the Funds’ policies and procedures with respect to the disclosure of the Funds’ portfolio holdings is available in the Supplement.

INVESTORS SHOULD RETAIN THIS SUPPLEMENT

WITH THE OFFERING MEMORANDUM FOR FUTURE REFERENCE

PART A & B

This filing supplements, and, to the extent inconsistent therewith, supersedes the Confidential Offering Memorandum and the Confidential Offering Memorandum Supplement of the Registrant, dated June 28, 2006 and filed as Amendment No. 7 to the Registrant’s Registration Statement on Form N-1A (SEC File No. 811-21638), on June 28, 2006, both of which are incorporated by reference.

PART C: OTHER INFORMATION

Item 23. Exhibits

Exhibits filed pursuant to Form N-1A:

(a) (1) Certificate of Trust is incorporated by reference to Registrant’s Initial Registration Statement on Form N-1A, SEC File No. 811-21638.

(a) (2) Declaration of Trust is incorporated by reference to Registrant’s Initial Registration Statement on Form N-1A, SEC File No. 811-21638.

(b) By-Laws is incorporated by reference to Registrant’s Initial Registration Statement on Form N-1A, SEC File No. 811-21638.

(c) None.

(d) Investment Advisory Agreement between the Registrant and J.P. Morgan Investment Management Inc. is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(e) Not applicable.

(f) Not applicable.

(g) (1) Global Custody and Fund Accounting Agreement with JPMorgan Chase Bank is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(g) (1) (a) Amended Schedule A to the Global Custody & Fund Accounting Agreement (amended as of August 10, 2006). Filed herewith.

(h) (1) Transfer Agency Agreement between the Registrant and Boston Data Services, Inc. is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(h) (1) (a) Appendix A to the Transfer Agency Agreement (amended as of August 10, 2006). Filed herewith.

(h) (2) Administration Agreement between the Registrant and JPMorgan Funds Management, Inc. Filed herewith.

(h) (3) Placement Agency Agreement between the Registrant and J.P. Morgan Institutional Investments Inc. is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(h) (4) Placement Agency Agreement between the Registrant and J.P. Morgan Institutional Investments Inc., dated May 25, 2005. Incorporated herein by reference to Amendment No. 7 to the Registrant’s Registration Statement filed on June 28, 2006.

(h) (5) Securities Lending Agreement between Registrant and JPMorgan Chase Bank, NA is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(i) Not applicable.

(j) Not applicable.

(k) Not applicable.

(l) Not applicable.

(m) Not applicable.

(n) Not applicable.

(o) Reserved.

(p) Codes of Ethics.

(1) Code of Ethics of The J.P. Morgan Family of Funds. Incorporated herein by reference to Post-Effective Amendment No. 18 to the Registration Statement of JP Morgan Series Trust II (CIK 0000916118) filed on February 13, 2004 (Accession Number 0001047469-04-00425).

(2) Code of Ethics of Adviser. Incorporated herein by reference to Post-Effective Amendment No. 18 to the Registration Statement of JP Morgan Series Trust II (CIK 0000916118) filed on February 13, 2004 (Accession Number 0001047469-04-00425).

(99) (a) Powers of Attorney for the Trustees. Filed herewith.

(99) (b) Power of Attorney for George C.W. Gatch. Filed herewith.

(99) (c) Power of Attorney for Stephanie J. Dorsey. Filed herewith.

Item 24. Persons Controlled by or Under Common Control with the Registrant

The Registrant is not directly or indirectly controlled by or under common control with any person other than the Trustees. It does not have any subsidiaries.

Item 25. Indemnification

Article VII, Section 3 of the Trust’s Declaration of Trust provides that, subject to the exceptions and limitations contained in the Trust’s By-Laws: (a) every person who is, has been, or becomes a Trustee or officer of the Trust (hereinafter referred to as a “Covered Person”) shall be indemnified by the Trust to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been a Trustee or officer of the Trust and against amounts paid or incurred by him in the settlement thereof; and (ii) expenses in connection with the defense of any proceeding of the character described in clause (i) above shall be advanced by the Trust to the Covered Person from time to time prior to final disposition of such proceeding to the fullest extent permitted by law.

Article VII, Section 2 of the Trust’s By-Laws provides that subject to the exceptions and limitations contained in Article VII, Section 4 of the By-Laws the Trust shall indemnify its Covered Persons to the fullest extent consistent with state law and the Investment Company Act of 1940, as amended (“1940 Act”). Without limitation of the foregoing, the Trust shall indemnify each person who was or is a party or is threatened to be made a party to any proceedings, by reason of alleged acts or omissions within the scope of his or her service as a Trustee or officer of the Trust, against judgments, fines, penalties, settlements and reasonable expenses (including attorneys’ fees) actually incurred by him or her in connection with such proceeding to the maximum extent consistent with state law and the 1940 Act. Subject to the exceptions and limitations contained in Section 4 of Article VII of the By-Laws, the Trust may, to the fullest extent consistent with law, indemnify each person who is serving or has served at the request of the Trust as a director, officer, partner, trustee, employee, agent or fiduciary of another domestic or foreign corporation, partnership, joint venture, trust, other enterprise or employee benefit plan (“Other Position”) and who was or is a party or is threatened to be made a party to any proceeding by reason of alleged acts or omissions while acting within the scope of his or her service in such Other Position, against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by him or her in connection with such proceeding to the maximum extent consistent with state law and the 1940 Act. The indemnification and other rights provided by Article VII of the By-Laws shall continue as to a person who has ceased to be a Trustee or officer of the Trust.

Article VII, Section 4 of the Trust’s By-Laws provides that: (a) the Trust shall not indemnify a Covered Person or agent who shall have been adjudicated by a court or body before which the proceeding was brought (i) to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office (collectively, “disabling conduct”) or (ii) not to have acted in good faith in the reasonable belief that his action was in or not opposed to the best interest of the Trust; and (b) the Trust shall not indemnify a Covered Person or agent unless the court or other body before which the proceeding was brought determines that such Trustee, officer or agent did not engage in disabling conduct or, with respect to any proceeding disposed of (whether by settlement, pursuant to a consent decree or otherwise) without an adjudication by the court or other body before which the proceeding was brought, there has been a dismissal of the proceeding by the court or other body before which it was brought for insufficiency of evidence of any disabling conduct with which such a Covered Person or agent has been charged and a determination that such Trustee, officer or agent did not engage in disabling conduct by at least a majority of those Trustees who are neither interested persons of the Trust (as that term is defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding based upon a review of readily available facts (as opposed to a full trial-type inquiry).

Item 26. Business and Other Connections of the Investment Adviser

See “Management of the Trust” in Part B. Information as to the directors and officers of the Adviser is included in its Form ADV filed with the SEC and is incorporated herein by reference.

Item 27. Principal Underwriter

Not applicable.

Item 28. Location of Accounts and Records

All accounts, books, records and documents required pursuant to Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder are maintained in the physical possession of: One Group Administrative Services, Inc., the Registrant’s administrator, at 1111 Polaris Parkway, Columbus, Ohio 43240; JPMorgan Chase Bank, the Registrant’s custodian at 4 Chase MetroTech Center, Brooklyn, N.Y. 11245; J.P. Morgan Investment Management Inc., the Registrant’s investment adviser, at 522 Fifth Avenue, New York, NY 10036; Boston Financial Data Services, Inc., the Registrant’s transfer agent, at 2 Heritage Drive, North Quincy, Massachusetts 02171.

Item 29. Management Services

None.

Item 30. Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, Ohio on the 7th day of November, 2006.

JPMorgan Institutional Trust

By:	/s/ George C. W. Gatch*
George C. W. Gatch
President

This amendment to the Registration Statement of the Registrant has been signed below by the following persons in the capacities and on the dates indicated on November 7, 2006.

	/s/ Cheryl Ballenger*		/s/ John F. Ruffle*
	Cheryl Ballenger, Trustee		John F. Ruffle, Trustee

	/s/ Jerry B. Lewis*		/s/ Kenneth Whipple, Jr.*
	Jerry B. Lewis, Trustee		Kenneth Whipple, Jr., Trustee

/s/ John R. Rettberg*
John R. Rettberg, Trustee

By:	/s/ Stephanie J. Dorsey*	By:	/s/ George C.W. Gatch*
	Stephanie J. Dorsey		George C.W. Gatch
	Treasurer		President

*By:	/s/ Jessica K. Ditullio
Jessica K. Ditullio
Attorney-in-fact

Exhibit Index

(g)(1)(a) Amended Schedule A to the Global Custody & Fund Accounting Agreement (amended as of August 10, 2006).

(h)(1)(a) Amended Appendix A to the Transfer Agency Agreement (amended as of August 10, 2006).

(h)(2) Administration Agreement between the Registrant and JPMorgan Funds Management, Inc.

(99)(a) Powers of Attorney for the Trustees.

(99)(b) Power of Attorney for George C.W. Gatch.

(99)(c) Power of Attorney for Stephanie J. Dorsey.